Exhibit 10.37

UL SOLUTIONS INC. LONG-TERM INCENTIVE PLAN
AMENDMENT TO
2021 PERFORMANCE CASH AWARD AGREEMENT
UL Solutions Inc. (formerly known as UL Inc. and referred to hereinafter as the “Company”) hereby amends the Agreement memorializing the March 2021 grant to the employee referenced in the electronic grant statement (“Executive”), pursuant to Section 2.1 of the UL Solutions Inc. Long-Term Incentive Plan (as amended and restated effective January 1, 2020 and subsequently amended effective as of the Conversion Date) (formerly known as the UL Inc. Long-Term Incentive Plan and referred to hereinafter as the “2020 Plan”), of a Performance Cash Award (the “2021 Award”), effective as of the Conversion Date (the “Amendment”). Capitalized terms not defined herein have the respective meanings specified in the Agreement and, to the extent not defined in therein, the 2020 Plan (as amended).
1.Conversion to Stock Settled Award.
(a)    Notwithstanding any provision of the Agreement to the contrary, effective on the Conversion Date, the Executive’s 2021 Award, whether vested or unvested, will be converted to a Converted Performance Cash Award in accordance with the terms of the 2020 Plan and this Amendment. Except as expressly stated in this Amendment or the 2020 Plan, the terms of the 2021 Award as in effect immediately before the Conversion Date (including, but not limited to, the Target payout, the Restriction Period, the Performance Period and the Performance Metrics thereof) shall remain in effect with respect to such Award after the Conversion Date.
(b)    Section 2.2 of the Agreement is amended in its entirety to read as follows:
“2.2    Payment of Awards.
(a)    Except as provided in Section 2.2(b) below, upon vesting of this Performance Cash Award pursuant to Section 2.1, the Employer will pay to the Executive (or the Executive’s beneficiary, as applicable) an amount in cash, less any applicable taxes or tax withholding. Subject to the terms of the Plan and Section 3.6 of this Agreement, any such payment shall be made in cash as soon as practicable, but no later than two and one-half (2½) months after the calendar year in which the Award becomes vested. The Executive shall not be entitled to any earnings on the value of the amount payable for the period between the date of vesting and the receipt of such payment. Notwithstanding any other provision of this Agreement or the Plan to the contrary, (i) settlement of the Award shall not occur unless and until the Committee has certified that the applicable Performance Metrics have been satisfied and only to the extent of such certification, and (ii) subject to the Committee’s discretion, settlement of the Award shall be subject to, and the portion of the Award that may be settled in any calendar year shall be limited in accordance with, Section 4.1 of the Plan (‘Application of Settlement Limit’), as amended from time to time.

(b)    If the Performance Cash Award originally granted pursuant this Agreement is converted to a Converted Performance Cash Award (as described in Section 2.7 hereof and Section 3.3 of the Plan), upon vesting of such Converted Performance Cash Award pursuant to Section 2.1, the Committee shall pay to the Executive (or the Executive’s beneficiary, as applicable) the value of a Converted Performance Cash Award in shares of Common Stock, subject to Section 4.15 of the Plan (‘No Fractional Shares’). Any settlement of this Award in shares of Common Stock shall be made without regard to Section 4.1 of the Plan (‘Application of Settlement Limit’), as amended from time to time, and shall not count towards the Settlement Limit as set forth therein.”
(c)    A new Section 2.7 is added to Article 2 of the Agreement to read as follows, and the remaining section(s) of Article 2 are renumbered accordingly:
“2.7    Conversion to Stock-Settled Award. Notwithstanding any provision of the Agreement to the contrary, effective as of a Conversion Date, the Performance Cash Award originally granted pursuant this Agreement, whether vested or unvested, will be converted to a stock-settled Award (referred to herein as a ‘Converted Performance Cash Award’) in accordance with the terms of the Plan, as amended, which will be settled in the form of a number of shares of Common Stock. Except as expressly stated in this Agreement or the Plan document, as amended, the terms of the Performance Cash Award as in effect immediately before the Conversion Date (including, but not limited to, the Target payout, the Restriction Period, the Performance Period and the Performance Metrics thereof) shall remain in effect with respect to such Award after the Conversion Date.”
2.    Corporate Name Change. In advance of the Conversion Date, the Company’s legal name changed from “UL Inc.” to “UL Solutions Inc.” Accordingly, all references to “UL Inc.” in the Agreement are hereby replaced with “UL Solutions Inc.,” and all references to the “UL Inc. Long-Term Incentive Plan” in the Agreement are hereby replaced with “UL Solutions Inc. Long-Term Incentive Plan” wherever the foregoing appears therein.
3.    Integration. This Amendment shall be deemed integrated into the Agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Amendment. In the event of a conflict between the Agreement and this Amendment, the terms of this Amendment shall prevail. Except as provided herein, all other terms and conditions of the 2020 Plan, as amended effective as of the Conversion Date consistent with Section 4.3 thereof, and the Agreement not revised, modified or amended by this Amendment shall remain unchanged and continue in full force and effect (including, for avoidance of doubt, Section 4.10 of the 2020 Plan and Sections 2.3 and 3.8 of the Agreement).
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